Exhibit 10.11

AGREEMENT

Between

CONVERGEN LIFESCIENCES, INC.

And

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

This Agreement (“Agreement”) is entered into on the 14th day of September 2010, by and between Convergen LifeSciences, Inc., located at 9015 Mountain Ridge Drive, Suite 250, Austin, Texas, hereinafter referred to as the Project Sponsor, and the University of Texas M. D. Anderson Cancer Center, located at 1515 Holcombe Blvd., Houston, TX 77030 hereinafter referred to as the Contractor, a member institution of The University of Texas System, hereinafter referred to as System, is for the performance of certain work and services in connection with:

Project Sponsor:	Convergen LifeSciences, Inc.
Sponsor Award Number:	CNVN202 MDACC#08
Contractor Principal Investigator:	Reza Mehran, M.D.
Title of Project:	Nanoparticles of Treatment of Lung Cancer

The terms of this Agreement are intended to provide Contractor with maximum scientific freedom and administrative flexibility in conducting research under the sponsor award consistent with the overall objectives of the project.

Scope of Work. Contractor agrees to provide all the necessary qualified personnel, equipment, materials, and facilities to carry out the project activities, attached hereto as Attachment 1, Scope of

Work.

1. Key Personnel. During the period of performance, Contractor’s work and services shall be under the direct supervision of Contractor’s Principal Investigator listed above. Project Sponsor may change the identity of the Contractor Principal Investigator from time to time, provided that any change is consistent with Contractor’s policies. Any change in the Contractor’s Principal Investigator must have the prior approval of Project Sponsor.

2. Period of Performance. The term of this Agreement shall be July 1, 2010, through September 30, 2011, unless extended or modified according to Section 13 below.

3. Financial Consideration. Costs of $1,250,000 are authorized during the performance for all allowable costs incurred in accordance with the terms of this Agreement.

4. Invoicing and Payment. Project Sponsor shall pay Contractor $1,250,000 for personnel, equipment, materials and facilities to carry out the Scope of Work, under a single invoice. Contractor and Project Sponsor acknowledge and agree that monies received by Project Sponsor under an award from the Texas Emerging Technology Fund in the amount of $4.5 million will constitute the only source of funding for work performed under this Agreement. If funding received by Project Sponsor under this Agreement is terminated in accordance with Section 13 below and Project Sponsor will have no financial liability to Contractor past the effective date of funding termination. Further, Project Sponsor will have no liability hereunder beyond the amount of funds actually received under the award. Contractor shall submit to Project Sponsor an invoice concurrent with the effective date hereof referencing the Project Sponsor Award Number for Project Sponsor’s payment to Contractor for services hereunder. If applicable, Contractor will also submit a final invoice in accordance with Section 7 hereof. The invoices shall be mailed to:

Convergen LifeSciences, Inc.

C/O Rodney Varner

Matheson Keys Garsson & Kordzik

7004 Bee Cave Road | Building 1, Suite 110

Austin, Texas 78746

Promptly after receipt of the invoice, Project Sponsor shall, subject to the provisions of this Agreement, make payment, if any is due, to Contractor. Payments shall be mailed to:

The University of Texas

M.D. Anderson Cancer Center

Attn.: Grants and Contracts Accounting—202

P.O. Box 4390

Houston, TX 77210-4390

5. Re-budgeting. Project Sponsor and Contractor are permitted to re-budget as necessary.

6. Audit. All accounts and records relating to this Agreement shall be subject to inspection by Project Sponsor or its authorized representatives. All accounts and records shall be maintained by Contractor for a period of three (3) years.

7. Reporting Requirements. Final invoice for approved expenses in excess of the contract amount must be submitted to Project Sponsor within sixty (60) days of the close of the final project period. Final Progress Report must be submitted to Project Sponsor within sixty (60) days of the close of the final project period.

8. Publications. Investigators are encouraged to publish the results of their research. However, Contractor’s Principal Investigator agrees to provide drafts to Project Sponsor within thirty (30) days of initial submission for possible publication to assure any invention has been adequately protected by patent prior to publication, Project Sponsor support should be acknowledged as follows: “Supported by Convergen LifeSciences, Inc.”.

9. Mutual Indemnity From Liability to Third Parties. Contractor, to the extent authorized under the constitution and laws of the State of Texas, agrees to hold Project Sponsor harmless from any and all claims, liability and expenses, including legal fees and expenses resulting from the Contractor’s performance or failure to perform under this Agreement. Likewise, Project Sponsor agrees to hold Contractor harmless from any and all claims resulting from the Project Sponsor’s performance or failure to perform under this Agreement.

10. Assignment. Contractor shall not assign, transfer, or convey any part of this Agreement or subcontract to a third party for the performance of the work and devices supported by this Agreement without the prior express written approval of Project Sponsor.

11. Patents and Inventions. Rights to inventions resulting from the research supported by the sponsor award will be governed by United States patent law, unless otherwise subject to license or sublicense agreements between Contractor and Project Sponsor.

12. Amendments. This Agreement may be changed amended, modified, or extended only in writing by the authorized representatives of each institution.

13. Termination. Project Sponsor or Contractor may terminate this Agreement with cause at any time by giving thirty (30) days written notice. Sections 7, 8, 9, 11, 12 and 13 will survive termination or expiration of this Agreement.

CONVERGEN LIFESCIENCES, INC.

Date:
David G. Nance
Execute Chair

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER
Date:
Melinda Cotton, CRA
Execute Director, Sponsored Programs

Read and understood:

Reza Mehran, M.D.

Attachment 1, Scope of Work

A:	Activity/Event:

Complete study for CNVN202 dose calculation for use in Phase I/II clinical trial.

Deliverable:

Provide CNVN202 dose specification calculation and confirmation of dose acceptance from Contractor Principal Investigator.

B.	Activity/Event:

Complete CNVN202 toxicology study protocol design in consultation with Contractor Pharmaceutical Development Center in use in toxicology study.

Deliverable:

Provide completed CNVN202 toxicology study protocol and confirmation of acceptance by Contractor Principal Investigator.

C.	Activity/Event:

Complete CNVN202 Phase I/II clinical trial protocol design to prepare for submission to the National Institute of Health Recombinant Advisory Committee (NIH-RAC) and the U.S. Food and Drug Administration (FDA).

Deliverable:

Provide CNVN202 Phase I/II clinical trial protocol document and confirmation of acceptance by Contractor Principal Investigator.

D.	Activity/Event:

Agreement for Contractor to start CNVN202 + erlotinib Phase I/II clinical trial preparation, CNVN202 Phase I clinical trial data integration, toxicology, clinical study protocol and associated activities.

Deliverable:

Signed agreement and funding documentation.